Exhibit 99.1
Press Release Dated May 10, 2010

NEWS RELEASE
May 10, 2010
Merger of Farmers Bank and Lawrenceburg Bank Completed

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (“the Company”) announced that the merger of Farmers Bank & Capital Trust Company, Frankfort and Lawrenceburg Bank & Trust Company, Lawrenceburg was finalized May 8, 2010. Lawrenceburg Bank & Trust Company was merged into the Farmers Bank charter; the combined bank has an asset base of $820 million and deposits of $619 million with nine locations in Frankfort, Lawrenceburg, Harrodsburg and Danville.

Farmers Bank & Capital Trust Company, chartered in 1850, is the flagship bank of the Farmers Capital Bank Corporation. Lawrenceburg Bank, which was chartered in 1885, joined the Farmers Capital family in 1985. The merger of these two banks now allows customers access to their accounts at more locations. While the majority of existing employees will remain in their current positions and locations, cost savings should be realized over time through the consolidation of operations and the realization of significant operational efficiencies.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.